EXHIBIT 4.36

FIRST AMENDMENT TO JOINT DEVELOPMENT AGREEMENT

THIS FIRST AMENDMENT TO JOINT DEVELOPMENT AGREEMENT (hereinafter, the “First Amendment”) is made as of the 21st day of January, 2014, by and between EAGLEFORD ENERGY INC., an Ontario, Canada corporation (“Eagleford”), its wholly-owned subsidiary, EAGLEFORD ENERGY, ZAVALA INC., a Nevada corporation (“Zavala”) and STRATEX OIL AND GAS HOLDINGS, INC., a Colorado corporation (hereinafter, the “Stratex”).

WHEREAS, Eagleford, Zavala and Stratex are parties to a Joint Development Agreement dated as of December 3, 2013 (the “Development Agreement”), pursuant to which the parties undertook to develop the Matthews Lease described therein (unless otherwise indicated, capitalized terms used herein shall have the meaning ascribed to them in the Development Agreement); and

WHEREAS, Eagleford, Zavala and Stratex desire to amend the Development Agreement in several respects.

NOW THEREFORE, for and in consideration of the mutual promises contained in the Development Agreement, the benefits to be derived by each party thereunder and hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments. Upon the execution hereof, the Development Agreement is amended as follows:

(a)	Section 2 of the Development Agreement is hereby deleted in its entirety and the following shall be substituted therefor:

“2. Performance of Initial Operation. As soon as practicable, but in no event later than March 31, 2014, Stratex shall complete or cause to be completed, either (i) the hydraulic fracturing of the Matthews #1H well (the “1H Completion”) or (ii) the spudding of a new well with a targeted depth in a formation capable of producing hydrocarbons (the “Spudding”). Either the timely commencement of the 1H Completion or the Spudding shall hereinafter be referred to as the “Initial Operation”. In the case of the 1H Completion, Stratex shall be responsible for all costs associated with the 1H Completion from this date forward including, but not limited to, any payments required to be made to the lessors pursuant to Paragraphs 2.B(2), 2.C and 2.D of the Matthews Lease. In exchange for this commitment, Stratex is hereby granted an undivided working interest with respect to the Matthews #1H well equal to (i) two-thirds (66.67%) of 8/8ths of all the oil, gas and other minerals which may be produced and sold therefrom until Payout (as hereinafter defined) and (ii) one-half (50%) of 8/8ths of all the oil, gas and other minerals which may be produced and sold therefrom after Payout. Solely for purposes of this Section 2, Payout shall mean the point in time when Stratex shall have recouped from the proceeds of oil and gas production from such Matthews #1H Well, after deducting (a) severance, production, windfall profit and other taxes payable on such share of production, and (b) lessor's royalties, overriding royalties (including any overriding royalty interests) and like burdens which the Matthews Lease is burdened as of the date hereof, an amount equal to the aggregate of all costs incurred by Stratex in performing the 1H Completion.”

(b)	Section 3 of the Development Agreement is hereby deleted in its entirety and the following shall be substituted therefor:

“3. Grant of Working Interest and Exclusive Development Rights. Following payment by Stratex of all consideration set forth in Section 4 below, Stratex shall have earned and be entitled to receive, an assignment of an undivided working interest in the Development Acreage equal to fifty percent (50%) of 8/8ths of all the oil, gas and other minerals which may be produced and sold from the lands comprised therein. Immediately following the payment of all such consideration (time being of the essence), Zavala shall execute and deliver to Stratex, an assignment of working interest in the form attached hereto as Exhibit A, which shall be in recordable form for filing in Zavala County.

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2.          Ratification.      The parties hereto do hereby ADOPT, RATIFY and CONFIRM the Development Agreement and all of its terms and provisions, as amended hereby, and declare the Development Agreement, as so amended to be in full force and effect.

3.         Counterparts.    This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the day and year first above written.

EAGLEFORD ENERGY INC.

By:	/s/ J. C. Cassina
Name:	J. C. Cassina
Title:	President

EAGLEFORD ENERGY ZAVALA INC.

By:	/s/ J. C. Cassina
Name:	J. C. Cassina
Title:	President

STRATEX OIL & GAS HOLDINGS, INC.

By:	/s/ Stephen P. Funk
Name:	Stephen P. Funk
Title:	Chief Executive Officer

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